EXHIBIT 10.6

CONFIDENTIAL

ODIN Industries LLC

100 Snapfinger Drive

Athens, Georgia 30605

Re: Joint Venture Transaction

Dear ODIN Industries LLC:

The purpose of this letter of intent ("Letter") is to set forth certain agreements between Titanium Healthcare, Inc.,a Nevada corporation ("Titanium"), a to-be-formed joint venture subsidiary called "ODIN Applied Research Laboratories, Inc.", a Texas limited liability company or "OARL", and ODIN Industries, a Georgia limited liability company ("ODIN") with respect to the business combination of certain capabilities of Titanium and ODIN into a mutually owned entity OARL (the "Joint Venture" or "JV"), on the terms and subject to the conditions set forth below.

The following paragraphs reflect our understanding of the matters described in them. This Letter constitutes a complete statement of, or a legally binding or enforceable agreement or commitment on the part of, Titanium and ODIN (collectively "Party" or "Parties") with respect to the matters described herein. This Letter imposes on Parties an enforceable duty or obligation to form an operating company OARL; a duty for Parties to use best efforts to raise $250 million of capital ("Capital Raise") between now and closing ("Closing"); upon closing for Titanium to contribute $175 million of capital for use by OARL; upon closing for ODIN to contribute an exclusive contract laboratory licensing agreement ("License" or "Licensing Agreement") and for Dr. Thomas Johnson and Billy Fowler to enter into employment agreements ("Employment Agreements") with OARL and Titanium.

1.	Formation of OARL.

(a)

Upon execution of this Letter, Parties shall immediately commence activities to form OARL on the terms and subject to the conditions set forth on Exhibit A, "Company Operating Agreement and Key Terms".

(b)

Any governance and formation matters not contemplated in Exhibit A, shall be resolved by the board of directors ("Board") of OARL on the terms and subject to the conditions set forth on Exhibit B, "OARL Business Plan".

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2.	Capital Raise.

(a)

Upon execution of this Letter, Parties shall immediately commence activities to raise $250 million in capital, of which $175 million will be used for general purposes of operating OARL. The Capital Raise shall be on the terms and subject to the conditions set forth on Exhibit C "Capital Raise – General Terms."

(b)

From the date hereof until the Closing, Parties shall continue to operate as if each is a joint venturer with the other. Each Party shall operate their businesses in accordance with reasonable business practices and in the ordinary course and neither Party may sell, encumber, or otherwise impair any of its material assets which might infringe on the License and / or the Joint Venture, without the prior written consent of the other Party.

3.

ODIN Allowed to License. For purposes of clarity, ODIN shall continue operating as a licensor ("Licensor") of technologies. As a Licensor, ODIN can pursue and execute any licensing transaction, which does not infringe on the License and / or Joint Venture, or the operations contemplated for OARL.

4.

Licensing Dispute Resolution. Potential disputes or conflicts of interest in licensing transactions shall be promptly brought forth to the OARL Board by ODIN, and the OARL Board shall be responsible for reviewing transactions for inconsistencies with OARL's operations and the License, and approving or rejecting the course recommended by ODIN.

5.

Closing. Closing shall occur on the earliest date which all of the conditions set forth on Exhibit D "Conditions to Closing". From the date of this Letter until Closing shall be referred to herein as the ("Fundraising Period").

6.

No Outside Securities Trading. ODIN acknowledges that Titanium is a public entity and that either (i) the dissemination of information concerning the Letter, or (ii) the trading in Titanium's stock by any party to this Letter or by any party receiving information concerning this Letter, the License and / or the Joint Venture, from any party to this Letter prior to the proper public release or announcement of the Joint Venture with any party, except Titanium, could result in a violation of the SEC's insider trading regulations. Accordingly, ODIN shall refrain from disseminating any such information or engaging in such trading. In addition, ODIN acknowledges that Titanium is subject to SEC Regulation Fair Disclosure ("Reg FD") which requires the fair and timely dissemination of material information. ODIN, therefore, acknowledges that the dissemination of information concerning this Letter, the License, and/or the Joint Venture without Titanium's express written permission may trigger Titanium's reporting obligations under Reg FD.

7.

Pre-Approval of Public Announcements. Except as may be otherwise required by law, Titanium shall provide ODIN at least 24 hours prior notice of any news release or announcement concerning this Letter, the License and / or the Joint Venture, or any information including OARL, ODIN, or technology included in the License, and shall be afforded an opportunity to address any comments, questions, or concerns. After commencement and funding of OARL's operations, this shall be effected through the Board of OARL reviewing any and all public announcements.

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8.

Access. Subject to the terms set forth in Paragraph 11 below relating to confidentiality and certain other matters, Titanium and ODIN will afford one another's employees, accountants, legal counsel, potential investors, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect, investigate assets, the License, contracts, intellectual property, scientific technologies, operations, and business before the Closing. Titanium and ODIN will conduct their inquiries in a reasonable manner during regular business hours.

9.

Exclusive Dealing. ODIN agrees that during the Fundraising Period, ODIN will not negotiate with any other party in respect of the disposition of any part of its intellectual property, the License or material assets which might infringe on the License or the Joint Venture. Similarly, ODIN will refrain from any and all capital raising efforts which might infringe on the License and / or the Joint Venture, except for those specifically coordinated with Titanium. Any potential capital sources must be referred to Titanium and flow through the process described in Exhibit C "Capital Raise – General Terms".

ODIN will not, directly or indirectly, through any officer, director, agent, or otherwise, (i) solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals, or offers from any potential buyer or joint venture partners (other than Titanium) relating to the disposition of the assets or securities of OARL or ODIN, or any part thereof (ii) subject to fiduciary obligations under applicable law participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the disposition of the assets or any securities of ODIN or any part thereof which might infringe on the License and/or the Joint Venture.

Both Titanium and ODIN agree not to pursue any lines of business that would infringe in any way upon the business of OARL and / or any of its verticals.

10.

Costs. Each of Titanium, OARL and ODIN will be solely responsible for all of their respective expenses (including, without limitation, expenses of legal counsel, technical advisors, accountants, and other advisors) incurred at any time in connection with pursuing or consummating the License and /or the Joint Venture; provided, however, that all costs associated with the formation of OARL and the Capital Raise, including, but not limited to meeting with potential capital sources (travel, meals, entertainment, etc.) shall be borne solely by Titanium.

11.

Confidentiality. Each Party agrees to treat all information concerning any other Party furnished, or to be furnished, in connection with this Letter, the Agreement, or the Joint Venture, including, but not limited to, due diligence, background checks, negotiations and financial information (collectively, the "Information") in accordance with the provisions of this paragraph and to take, or abstain from taking, all actions set forth herein. Except to the extent otherwise required by law, the Information will be used solely in connection with the License and / or the Joint Venture, and will be kept confidential by the receiving party and its officers, directors, employees, representatives, agents, and advisors; provided, however, that (i) any of the Information may be disclosed to such officers, directors, employees, representatives, agents, and advisors of the receiving party as necessary for the consummation of the Joint Venture Agreement, and (ii) any disclosure of such Information may be made to which the disclosing party consents in writing. If the closing does not take place, the receiving party will promptly return to the disclosing party all material containing or reflecting the Information.

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12.

Termination During the Fundraising Period. Titanium may terminate this Letter during the Fundraising Period for any reason upon written notice. ODIN may only terminate this Letter in the event an officer or director of Titanium shall be convicted of a felony, or Titanium shall be in material breach of this Letter.

13.	Termination for Failure to Close Prior to March 15, 2016. Any party hereto may terminate this Letter upon written notice to the other if Funding has not taken place by March 15, 2016.

14.

Effect of Termination. Upon termination, this Letter shall have no force and effect and no party shall have any further obligations hereunder so long as such party is not in breach of any of the binding provisions hereof. Paragraphs 6, 10 and 11 of this Letter will survive any termination of this Letter and, in recognition of the significant costs to be borne by Titanium, OARL, and ODIN in pursuing the agreements and in consideration of their mutual undertakings as to the matters described therein, shall constitute the legally binding and enforceable agreements of Parties. ODIN and Titanium agree that in the event this Letter is terminated pursuant to the terms set forth herein. ODIN and Titanium further agree that upon termination Titanium shall retain all rights, title, and ownership in Techyon Matrix LLC and its related affiliates and subsidiaries.

15.

Automatic One-Year Extension. In the event that during the Fundraising Period, ODIN executes an "ODIN Direct License" agreement (as described in Exhibit B, section 16) with a party introduced by Titanium, then all provisions of this letter shall be extended for an additional 12 months from the date of execution of the In-Licensing agreement.

16.

ODIN. It is understood that from inception ODIN has not generated a profit or commercialized any product. Furthermore, it is understood that ODIN's technology, business model and potential product application are new and are still in the early stages of development. To date, ODIN has not successfully developed any commercially available products. ODIN is currently in the investigation phase of all of its potential products.

17.	OARL's Materials.

(a)	ODIN and Titanium will work together to prepare necessary and appropriate presentations, marketing materials or other documents ("OARL's Materials") for use in obtaining investment and licenses.

(b)	ODIN and Titanium will work together to create an OARL logo, and all of OARL's Materials shall be presented on OARL stationary, Power Point templates to distribute information regarding OARL.

(c)	OARL's Materials will only be distributed following approval by OARL's Board.

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18.

Restrictive Covenants. Titanium and ODIN acknowledge that each entity provide services to OARL that are of a special and unusual character, which have a unique value to each party, the loss of which cannot be adequately compensated by damages in an action at law and, if used in competition could cause serious harm to ODIN or Titanium. ODIN and Titanium acknowledges that an important part of their services will be to develop good will for OARL through personal contact with other companies to develop business relationships with OARL and that there is a danger that this goodwill, may follow Titanium or ODIN if and when the Joint Venture formed by this Letter is terminated. Titanium and ODIN nor any of their employees, affiliates or any of its affiliates employees shall not disparage one another their affiliate's, employees or its business or services and will not interfere with one another's relationships with their customers, employees, vendors, bankers, or others.

Please sign and date this Letter in the spaces provided below to confirm our mutual understandings and agreements as set forth in this Letter.

Very truly yours, Titanium Healthcare, Inc.

By:
Kamran Nezami
Chairman of the Board of Directors

Acknowledged and agreed:

ODIN Industries, LLC

By:
Name:	Dr. Thomas E. Johnson
Title:	Chief Executive Officer

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EXHIBIT A

Company Operating Agreement Key Terms –

ODIN Applied Research Laboratories, LLC ("OARL")

GENERAL TERMS

Securities:	Membership Units in Series A ("Series A") and Membership Units in Series B ("Series B")

Issuer:	ODIN Applied Research Laboratories, Inc., a Texas limited liability company (the "Company")

Members:	Titanium Healthcare, Inc. ("Titanium") and ODIN Industries, LLC ("ODIN"), collectively the "Members"

Contributions:

Titanium shall contribute $175 million of capital for general corporate purposes of OARL. ODIN shall contribute intellectual property, the License, and time and talents of key individuals through Employment Agreements

Capitalization:

The Company's initial capitalization is 1,000 Series A membership units and 100,000 Series B membership units: 100% or 1,000 Series A shall be issued to ODIN; 65% or 65,000 Series B shall be issued to Titanium; and 35% or 35,000 Series B shall be issued to ODIN. For purposes of clarification the source of $175 million in capital shall be an investor ("Lead Investor") of Titanium, not of OARL

Series A Conversion Feature, if no Contract:

ODIN as holder of Series A shall immediately convert Series A into Series B upon the occurrence of one of the following triggering events ("Triggering Events"): (a) the Lead Investor shall have achieved a financial return equivalent to, or in excess of, two (2) billion dollars as computed by comparing the original invested capital of $250 million to the current value of common stock of Titanium held by Lead Investor, on an "if converted" basis; or (b) the achievement of cumulative dividends approved and declared by the Board of Directors of OARL to Titanium to flow directly to Lead Investor, in an amount equivalent to, or in excess of $800 million dollars, if achieved in the first 24 months after funding, or equivalent to, or in excess of $1.2 billion dollars, if achieved in the 25th through 48th month.

Upon conversion, Titanium shall be immediately diluted to no lower than 20% ownership, and ODIN shall change from 35% ownership to no more than 80% ownership of OARL.

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Series A Conversion Feature, With Contract before Closing

In the event OARL successfully executes a significant profitable contract or series of contracts generating more than $10 million in EBITDA ("Contract(s)") before Closing, which leads to OARL's capital need being reduced below the anticipated $175 million dollars and/or the amount of Titanium common stock issued being reduced below the anticipated 50 million shares, then ODIN shall be entitled to additional equity consideration measured in shares of common stock of Titanium in the amount of (a) 1 share of common stock for every $100 dollars of actual earnings before interest, taxes, depreciation and amortization ("EBITDA") as measured using generally accepted accounting practices ("GAAP") of the United States; (b) for any amount of common shares (or preferred equivalents) issued to the Lead Investors below the anticipated 50 million shares, then ODIN shall receive 20% of the unissued shares. By way of example, if the Lead Investor receives 30 million shares of Titanium common stock compared to the anticipated 50 million, then 20 million shares are unissued and ODIN would receive 20% (twenty) percent of 20 million shares, or 4 million shares of Titanium common stock.

In the event Contract is in place, then ODIN as holder of Series A shall immediately convert Series A into Series B upon the occurrence of one of the following triggering events ("Triggering Events"): (a) the Lead Investor shall have achieved a financial return equivalent to, or in excess of, two (2) billion dollars as computed by comparing the original invested capital of $250 million to the current value of common stock of Titanium held by Lead Investor, on an "if converted" basis and at least 24 months of time has passed from Funding OARL; or (b) the achievement of cumulative dividends approved and declared by the Board of Directors of OARL to Titanium to flow directly to Lead Investor, in an amount equivalent to, or in excess of $800 million dollars, if achieved in the first 24 months after funding, or equivalent to, or in excess of $1.2 billion dollars, if achieved in the 25th through 48th month, and at least 24 months has passed.

Upon conversion, Titanium shall be immediately diluted to no lower than 20% ownership, and ODIN shall change from 35% ownership to no more than 80% ownership of OARL.

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Antidilution Protection:

Stock Splits & Combinations. Proportional adjustments will be made to the conversion rate of the Series A for stock splits, stock dividends and stock combinations. Upon conversion of Series A and thereafter, at no point after conversion shall Titanium fall below 20% ownership of OARL without a unanimous Board vote; at no point before conversion of Series A, shall ODIN fall below 35% ownership;

Voting:

Generally. The board of directors ("Board" or "Directors") will vote on all significant matters including, but not limited to the matters described in the Company Operating Agreement of OARL, and each Director shall have the right to one vote;

Election of Directors. The Company's Board will consist of twelve (12) directors, half appointed by Titanium and half appointed by ODIN. The Company's Board shall initially be comprised of the following persons (1) Dr. Thomas Johnson , (2) Billy Fowler, (3) Admiral Denny Vaughan, (4) Argie Rumann, (5) Chuck Talley, (6) Chris Mashburn, (7) Kamran Nezami, (8) Rick Perry or to be appointed by Titanium, (9) to be appointed by ODIN, (10) to be appointed by ODIN, (11) to be appointed by ODIN, and (12) to be appointed by ODIN;

If Board is decreased or expanded, then the number of appointments should remain equally balanced between Titanium and ODIN.

Dr. Thomas Johnson shall be appointed the Chief Executive Officer and Billy Fowler shall be appointed the Chief Strategy Officer of OARL;

Information Rights:

The Company will deliver annual and quarterly unaudited financial statements. The obligation of the Company to furnish such information will terminate upon the earliest to occur of (i) the Company's initial public offering, (ii) the Company becoming subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or (iii) a merger or sale of substantially all of the assets of the Company;

Right of First Refusal:

Titanium and ODIN shall be entitled to a right of first refusal on any proposed transfer of ownership, subject to customary exceptions for transfers in connection with estate planning and bona fide loan transactions;

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Termination:

The right of first refusal and co-sale right will terminate upon the earlier to occur of (i) the Company's initial public offering, (ii) the Company becoming subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or (iii) a merger or sale of substantially all of the assets of the Company;

Restrictions on Sales:	The Company's Operating Agreement shall provide for a right of first refusal on all transfers of Series A and Series B, subject to customary exceptions;

Directors & Officers:	The Company will enter into standard indemnification agreements with its executive officers and directors;

Expenses:	The Company will bear its expenses associated with the proposed transaction.

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EXHIBIT B

OARL Business Plan

The following are general topics for inclusion in the business plan for OARL:

1.

Capital. Titanium shall contribute $175,000,000 dollars for the business plan for OARL which shall be used for general corporate purposes including, but not limited to: acquiring intellectual property; support of meta-data; building a patent mapping function; hiring personnel with skills in science, engineering, law, business, etc.; hiring supporting personnel in other functions; building facilities and laboratories; purchasing technology hardware and software; and other purposes.

2.

License. ODIN shall contribute an exclusive contract laboratory licensing agreement across all industries / verticals to OARL including, but not limited to, the following ODIN technologies: patent acquisition, meta data, patent mapping, search algorithms, and all other talents necessary to monetize ODIN's technologies into commercial products and services to benefit OARL.

ODIN shall also grant a license to develop and commercialize on a molecule by molecule basis to OARL. ODIN further agrees the aforementioned license can be bundled and transferred to a new purchaser, licensee, or sub-licensee. Any new molecules developed through, or by OARL are the property of OARL. Any new improvement technologies are the property of ODIN, but become immediately added to the License and immediately available for OARL to use.

A form License Agreement to be executed upon closing shall be agreed to between ODIN, Titanium, and OARL within the next 45 days.

3.	It is understood that all business development activities related to metadata and search algorithms will be conducted exclusively through Techyon Matrix LLC, and not through OARL.

4.

$100,000 Board Spending Pre-Approval. OARL's board of directors ("Board") shall pre-approve any expenditures over $100,000 such as contracts, consultants, hiring personnel, purchasing, acquisitions, etc.

5.

Officer Compensation. OARL's Board shall set, review and approve the compensation for the appointed officers of OARL at inception and at least annually; setting reasonable business objectives and measuring performance of the officers.

6.

Officer Employment Agreements. The officers of OARL shall sign employment agreements with OARL which include terms including, but not limited to: position, supervisor, term, non-competition, base salary, incentive compensation, and other reasonable and customary provisions. To the extent possible all officers and key employees shall sign a form of employment agreement that is consistent across as many terms as possible.

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7.

Twelve Directors on Board. OARL's initial Board shall include twelve (12) directors who will vote on material items and minutes shall be kept evidencing significant matters and decisions reached; the simple majority (7 votes) shall prevail in any matters that are not unanimously approved; in the event of a deadlock (6 votes for / 6 votes against), the decision shall default to the least disruptive impact on the business (i.e. not spending, not changing, etc.), essentially a "veto" or "no" and there shall be no abstaining from votes.

8.	Company Operating Agreement. The first significant Board decision shall be the adoption of the Company Operating Agreement governing OARL, whereby the process described above shall be used.

9.

Spending Authority – Dual Officer Approval. OARL's officers ("Officers") shall have the authority from the Board to approve any expenditures such as contracts, consultants, hiring personnel, purchasing, acquisitions, etc. in the amount above $20,000 and up to $99,999, so long as any two officers provide written pre-approval.

10.

Spending Authority – One Officer and One Employee. OARL's Officers shall have the authority from the Board to designate other employees to approve any expenditures such as contracts, consultants, hiring personnel, purchasing, etc. in the amount above $5,000 up to $19,999, so long as one designated employee and one Officer provides written pre-approval.

11.

Spending Authority – Delegated Employee. OARL's officers shall have the authority to designate any employees to approve any expenditures such as contracts, consultants, hiring personnel, purchasing, etc. in amounts below $4,999 so long as one designated authorized employee provides written pre-approval.

12.

Code of Ethics. OARL's board shall immediately adopt and ratify a code of ethics which all directors, officers, employees and contractors are expected to adhere to at all times, evidenced by written certification at least annually.

13.

Conflicts of Interest. OARL's Board and Officers shall be responsible for identifying and elevating potential conflicts of interest, examples of which will be described in the Code of Ethics. The Board shall vote on all potential or perceived conflicts of interest and make a decision whether to approve or reject or abstain or defer a decision; in certain circumstances the Board may grant a person permission to engage in a transaction which could be perceived as a conflict of interest. In these instances, the Board has sole authority to grant the person a written waiver of the conflict, in certain situations.

14.

Quarterly Unaudited Financial Statements. OARL's board shall hire an independent registered accounting firm and ensure quarterly unaudited financial statements are delivered to the Board on a quarterly basis.

15.

Go To Market Strategy. Affiliates and related parties, unless specifically excluded from OARL (such as Titanium's Healthcare operations, etc.) will go to meetings under the OARL banner; with OARL's Chairman or designated employee (or host) making introductions; OARL's Chief Executive Officer and/ or Chief Strategy Officer will present technology, business proposal/services, and the Chairman or designated employee will close deal on behalf of OARL.

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16.	Licensor Consent to Transactions.

a) ODIN will be represented (but introduced as Team OARL), and ODIN, as Licensor, will have final sign-off evidenced by written pre-approval on ALL negotiated licenses & contracts. Written pre-approval shall not be unfairly withheld by Licensor to disadvantage OARL or Titanium.

b) ODIN permits OARL to represent itself as "Exclusive Licensee" of ODIN, having exclusive access to the ODIN platform and will detail all potential licensing options from "ODIN Direct Licenses" (with no OARL component) to "OARL Licenses" (with ALL contract work to be completed by OARL). OARL can pitch ALL service lines as a licensee and OARL agrees to willingly accept a new licensee's selection of an ODIN Direct License and OARL will not negatively influence or forcefully dissuade the new potential licensee from pursuing an ODIN Direct License. Joint ventures and other opportunities can also be addressed between the board of OARL and ODIN as new events, transactions and circumstances merit.

c) For ALL Team OARL B2B introductions that result in ODIN Direct License (no OARL component), ODIN will pay Titanium a 5% of upfront technology access fees (calculated using gross profit of entire transaction: total sales revenue minus cost of sales and other direct costs. Cost of sales and other direct costs will be further defined in a definitions section of the License, but will generally be limited to costs such as travel expenses, legal expenses, and closing costs). Titanium, as Licensee, shall be paid on the 30th day of the month after Licensor collects cash derived from the introduction which led to the successful in-licensing agreement. Licensee shall have reasonable and customary rights of financial audit and inspection.

d) Additionally, for any successful ODIN Direct License agreements, ODIN will also pay Titanium 5% of pre-tax profit of ALL residuals, including milestones, and royalties. Titanium shall be paid on the 30th day of the month after ODIN collects cash derived from the introduction which led to the successful ODIN Direct License agreement. Titanium shall have reasonable and customary rights of financial audit and inspection.

e) For license agreements that have an OARL component, no payments from the license will be paid to Titanium, since Titanium will receive its share of revenue and profits through its ownership interests in OARL and ODIN.

f) Since all investment and/or ODIN Direct License opportunities, which may include an investment greater than $250 million as outlined in the business plan, joint ventures, partnerships, etc., cannot be contemplated or effectively described in this Letter, and/or the Licensing Agreement; ODIN, Titanium, and OARL agree that it may be necessary, on a case-by-case basis, to amend the terms of this Letter, and/or the License, as set forth in one or more definitive agreements (collectively "Definitive Agreements") to be negotiated in good faith, and mutually agreed upon by the ODIN, Titanium, and OARL prior to successful closing of the transaction(s).

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EXHIBIT C

Capital Raise – General Terms

(a)	OARL's funding shall be driven by Titanium utilizing ODIN, Titanium and OARL Officers as subject matter experts on ODIN's technologies and licensing strategies;

(b)	The proposal presentations shall use materials mutually agreed by Titanium and ODIN;

(c)	Materials and presentations shall identify Dr. Thomas Johnson as Chief Executive Officer of OARL, Billy Fowler as Chief Strategy Officer of OARL, and Kamran Nezami as the Chairman of OARL;

(d)

Presentations shall be made jointly by Kamran making introductions and discussing the investment opportunity, then Thomas presenting OARL business model and technology, with Kamran making appropriate follow-up;

(e)	Titanium shall be responsible for financial diligence preparation and responses for potential investors.

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EXHIBIT D

Conditions to Closing

(a)

Mutual Diligence. Satisfactory completion of Titanium's and ODIN's due diligence; completion of a review of ODIN's business, including intellectual property, by Titanium, its legal counsel, accountants and other outside consultants (e.g., scientific, engineering, environmental, tax, employee benefit, litigation and other customary matters);

(b)	Mutual Background Checks. Satisfactory completion of background checks of ODIN by Titanium, and of Titanium's officers by ODIN;

(c)	Control of ODIN. The continued unencumbered ownership of the voting majority of ODIN;

(d)	OARL Operating Agreement. Completion and execution of an Operating Agreement and associated company formation documents for OARL, on terms satisfactory to OARL Board;

(e)

Techyon Matrix, LLC Operating Agreement. Completion and execution of an operating agreement and associated company formation documents for Techyon Matrix, LLC, a Texas limited liability company, on terms satisfactory to OARL Board, whereby OARL owns 51%; Wave Quantum, Inc. owns 32%; and Elluminance, LLC owns 17%.

(f)	Funding. Titanium shall provide OARL Board proof of funding ("Funding") of committed capital of at least $175 million into bank accounts designated for OARL to use for general corporate purposes.

(g)	License. ODIN agrees to execute a definitive Licensing Agreement in a form acceptable to Titanium, ODIN, and OARL within 45 days of the date of this Letter.

(h)

Employment and Non-Competition Agreement – Johnson. Dr. Thomas Johnson shall enter into an employment agreement as Chief Executive Officer of OARL containing five year non-competition terms; Dr. Thomas Johnson shall also be appointed a director on the board of Titanium and shall be appointed the Chief Scientific Officer of Titanium; the employment agreement shall have duties reasonable and customary for the scope and title ; the employment agreement shall define termination events such as death, incapacity, change-in-control, non-performance, conviction of certain crimes, etc.; in the event of termination as defined in the agreement, OARL shall continue the exclusive license and Dr. Thomas Johnson shall be refrained from competing with OARL in any capacity;

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(i)

Employment and Non-Competition Agreement – Fowler. Billy Fowler shall enter into an employment agreement as Chief Strategy Officer of OARL containing five year non-competition terms; Billy Fowler shall also be appointed a director on the board of Titanium and shall be appointed the Chief Strategic Scientific Officer of Titanium; the employment agreement shall have duties reasonable and customary for the scope and title ; the employment agreement shall define termination events such as death, incapacity, change-in-control, non-performance, conviction of certain crimes, etc.; in the event of termination as defined in the agreement, OARL shall continue the exclusive license and Billy Fowler shall be refrained from competing with OARL in any capacity;

(j)

$5 Million Forgivable Loan. Within seven (7) days of receipt of funds by OARL or Titanium on behalf of OARL shall immediately fund by wire transfer $5,000,000 to a bank account specified by ODIN, evidenced on a written promissory note or loan ("Loan Agreement") whereby on December 31st each year over a future five year period of time, one-fifth or $1,000,000 of the original $5,000,000 loan is forgiven in equal annual installments. In the event of a change of control of OARL, other than the conversion contemplated in the OARL Operating Agreement's General Terms as set forth in Exhibit A to the Letter, ODIN's loan will be forgiven.

(k)	Titanium Ownership to ODIN. Satisfactory transfer of 10 million shares of common stock of Titanium to ODIN;

(l)	ODIN Ownership to Titanium. Satisfactory transfer of 5% of the membership units in ODIN to Titanium.

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